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Exhibit 99.6

April 17, 2020

Board of Directors
Mobile Mini, Inc.
4646 E. Van Buren Street, Suite 400
Phoenix, Arizona 85008

  Re:
  Initially filed Registration Statement on Form S-4 of WillScot Corporation relating to WillScot Corporation's Class A Common Stock, par value $0.0001 per share, filed April 17, 2020 (the "Registration Statement")

Ladies and Gentlemen:

        Reference is made to our opinion letter, dated March 1, 2020 (the "Opinion Letter"), with respect to the fairness from a financial point of view to the holders (other than WillScot Corporation ("WillScot") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Mobile Mini, Inc. (the "Company") of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of March 1, 2020, by and among WillScot, Picasso Merger Sub, Inc., a direct wholly owned subsidiary of WillScot, and the Company.

        The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to the Opinion Letter under the captions "Summary—Opinions of Mobile Mini's Financial Advisors—Opinion of Goldman Sachs & Co. LLC," "Risk Factors—Risks Related to the Merger," "The Merger—Background of the Merger," "The Merger—Mobile Mini Board's Recommendation and Reasons for the Merger," "The Merger—Opinions of Mobile Mini's Financial Advisors—Opinion of Goldman Sachs & Co. LLC," and "The Merger—Certain Unaudited Prospective Financial Information" and to the inclusion of the Opinion Letter as an Annex I to the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN SACHS & CO. LLC (GOLDMAN SACHS & CO. LLC)

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  Exhibit 99.6